SCHEDULE 14A
                       (Rule 14a-101)

           INFORMATION REQUIRED IN PROXY STATEMENT

                  SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities
            Exchange Act of 1934 (Amendment No. )


Filed by the Registrant                    _____
Filed by a Party other than the Registrant _____

Check the appropriate box:
 _____ Preliminary Proxy Statement _____ Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
 _____ Definitive Proxy Statement
 _____ Definitive Additional Materials
 _____ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                           BioSafe International, Inc.
                (Name of Registrant as Specified in its Charter)

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       (Name of Person(s) filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

_____ No fee required.

_____ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

_____ Fee paid previously with preliminary materials:

_____ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing Party:

(4)   Date Filed:

March 25, 1997


Dear Shareholder:

As you know, BioSafe International, at a Special Meeting of Shareholders on February 14, 1997, requested that its shareholders approve a change in the Company's state of incorporation from Nevada to Delaware. That meeting was adjourned and this matter will be voted on at the reconvened Special Meeting of Shareholders on April 18, 1997. We believe that this change will benefit you as a shareholder because Delaware is the state of choice for many public companies. The State of Delaware has the most established body of case law for public companies and, as a result, provides shareholders and management with the greatest certainty in dealing with corporate issues.

As part of this effort, we plan to change the Company's name to Waste Systems International, Inc. to reflect more accurately the Company's ongoing business focus in supplying solutions for waste management problems both in the United States and throughout the world. In addition, we plan to make related changes in the Company's certificate of incorporation and bylaws. But, once again, BioSafe's management and board of directors believe that these changes are in your best interests.

We understand that Richard Rosen, the Company's former chairman, president, and chief executive officer, is circulating a letter to certain shareholders requesting that they vote against the Company's proposed reincorporation in the State of Delaware, and we strongly urge you to disregard his letter and vote in favor of the proposed reincorporation. Rosen focuses on the possible anti-takeover impact of the reincorporation, and while the proxy statement originally distributed by the Company identified some such possible effects, our concern in proposing the reincorporation was identifying the best possible state for incorporation as a public company.

We believe that Delaware is a preferable state for the Company's incorporation, and we assure you that the proposed changes in the Company's certificate of incorporation and bylaws represent a relatively standard package for public companies incorporating in Delaware. We also want to reiterate that the Company's current incorporation in Nevada is only an artifact of the Company's reverse merger in 1995 into a public company, Zoe Capital Corporation, which was incorporated in Nevada.

Prior to the reverse merger, BioSafe, Inc. which Rosen had founded in 1990, was incorporated in Delaware, and we assume that Rosen selected Delaware at that time because it was the considered a good state for incorporation. We find it puzzling that now Rosen is arguing against the Company's returning to the state of incorporation that he had used initially.

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       PLEASE SIGN AND RETURN THE ENCLOSED TAN PROXY CARD TODAY.
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



Furthermore, we want to advise you that Richard Rosen -- the individual who is requesting that you as a shareholder vote in accordance with him by executing a green proxy card -- currently owes BioSafe International more than $780,000 excluding interest, litigation costs, and other claims as a result of an arbitration award on January 2, 1997. The Arbitrator issued the award for breaches by Rosen of his employment contract with the Company "in failing to discharge in good faith the duties of his positions and failing to act under the direction of the Board of Directors" of the Company. On February 25, 1997, the Middlesex Superior Court in Cambridge, Massachusetts, confirmed the arbitration award and entered the judgment against Rosen. Previously, the Company sought and obtained Injunctive Relief in Massachusetts Superior Court prohibiting any sale or other transfer by Rosen of his stock in the Company in order to provide security for the Company's claims. We are still waiting for Rosen to pay the money due the Company. The Company will vigorously pursue collection of these funds.

Once again, we would appreciate your support in this current effort to reincorporate in the State of Delaware and, if you have not already submitted your proxy in favor of the reincorporation, please sign, date and return the enclosed Board of Directors' TAN proxy card as soon as possible or fax the signed proxy either to BioSafe International, Inc. (617-497-6355) or InterWest Transfer Company (801-277-3147) and do not return any green proxy card to Rosen. If you have any questions, please feel free to contact me or Bob Rivkin, Vice President and Chief Financial Officer of the Company.

With regards,

BioSafe International, Inc.



Philip W. Strauss
Chairman, President and
Chief Executive Officer


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                                    IMPORTANT
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To ensure that your shares are represented,  please return the TAN proxy card in the enclosed envelope today. It is imperative that any and all proxy cards are executed and returned immediately. If you do not return your TAN proxy card, your shares will not be voted at all, and thus not included in the tabulation. Therefore, please give your attention to this matter promptly.


Disclosure Pursuant to Item 4 of Schedule 14A

This solicitation is being made by BioSafe International, Inc. Certain of the Company's employees have been involved in soliciting proxies on behalf of the Company, as has the Company's transfer agent, InterWest Transfer Company. In total, approximately three (3) persons are soliciting proxies on the Company's behalf. The approximate cost to date of the services provided by InterWest Transfer in connection with the Special Meeting of Stockholders scheduled for April 18, 1997 is $5,900, which cost will be borne by the Company.